Exhibit 24

Power of Attorney

Each director and/or officer of American Eagle Outfitters, Inc. (the “Corporation”) whose signature appears below hereby appoints Stacy Siegal or Robert L. Madore as his or her attorneys or either of them individually as his or her attorney, to sign, in his or her name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended January 28, 2017, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or his substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands as of March 8, 2017.

Signature	Title

/s/ Jay L. Schottenstein	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)
Jay L. Schottenstein

/s/ Robert L. Madore	Chief Financial Officer (Principal Financial Officer)
Robert L. Madore

/s/ Scott M. Hurd	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)
Scott M. Hurd

/s/ Michael G. Jesselson	Director
Michael G. Jesselson

/s/ Thomas R. Ketteler	Director
Thomas R. Ketteler

/s/ Cary D. McMillan	Director
Cary D. McMillan

/s/ Janice E. Page	Director
Janice E. Page

/s/ David M. Sable	Director
David M. Sable

/s/ Noel J. Spiegel	Director
Noel J. Spiegel